Exhibit 99.1

January 26, 2016	Media Contact:	Dan Turner
WILMINGTON, Del.		302-996-8372
daniel.a.turner@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports 4Q and Full-Year Operating EPS of $0.27 and $2.77

Increasing 2016 Cost Savings to Annual Run Rate of $1.0 Billion

Company Expects 2016 Full-Year Operating Earnings of $2.95 - $3.10 Per Share

Fourth-Quarter Highlights

•	Fourth-quarter operating earnings per share were $0.27, in line with expectations, versus $0.57 in prior year. GAAP[1] (losses) earnings per share were ($0.26) versus $0.63 in prior year.

•	Excluding currency, sales declined 1 percent. Currency negatively impacted sales by an additional 8 percent.

•
Segment pre-tax operating earnings of $553 million included $170 million, or $0.17 per share, of negative impact from currency. Growth in Industrial Biosciences and Nutrition & Health was more than offset by declines in Agriculture, Performance Materials, Safety & Protection and Electronics & Communications.

•	Cost reductions from operational redesign contributed an incremental $0.10 per share to fourth-quarter operating earnings.

•
Actions underway for 2016 global cost savings and restructuring plan, expected to reduce operating costs[2] by about $1.0 billion on run-rate basis by end of 2016, which represents about $730 million in cost reductions in 2016 versus prior year.

•	Completed $2 billion accelerated share repurchase program; announces first quarter dividend of $0.38 per share.

Full-Year Highlights

•
Reported full-year operating earnings per share of $2.77 versus $3.36 in prior year. Operating earnings, excluding negative currency impact of $0.71 per share, increased 4 percent. GAAP[1] earnings per share were $2.09 versus $3.39 in prior year.

•	Excluding currency and portfolio, sales declined 3 percent. Currency and portfolio negatively impacted sales by an additional 7 percent and 2 percent, respectively.

•
Segment pre-tax operating earnings of $4.2 billion included approximately $785 million of negative impact from currency. Operating margins expanded in each segment, except Agriculture, on cost reductions and productivity.

•	Cost reductions from 2014 operational redesign are essentially complete and contributed an incremental $0.40 per share to full-year operating earnings.

1Generally Accepted Accounting Principles (GAAP)
2Operating costs defined as other operating charges, selling, general & administrative, and research & development costs, excluding significant items and non-operating pension/OPEB costs.
E.I. du Pont de Nemours and Company

WILMINGTON, Del., Jan. 26, 2016 - DuPont (NYSE: DD), a science company that brings world-class, innovative products, materials, and services to the global marketplace, today announced fourth-quarter 2015 operating earnings of $0.27 per share compared with $0.57 per share in the prior year. GAAP1 (losses) earnings were ($0.26) per share, compared with $0.63 per share in the prior year. Refer to Schedule B for details of significant items.

For the full-year 2015, DuPont delivered operating earnings of $2.77 per share, compared with $3.36 per share in the prior year. GAAP1 earnings were $2.09 per share, compared with $3.39 per share in the prior year.

Fourth-quarter sales were $5.3 billion, down 9 percent versus prior year due to negative impacts from currency (8 percent) and volume (1 percent). Full-year sales were $25.1 billion, down 12 percent versus prior year due to negative impacts from currency (7 percent), portfolio (2 percent) and volume (3 percent).

DuPont’s board of directors approved a first-quarter dividend of 38 cents per share, the 446th consecutive quarterly dividend since the company's first dividend in the fourth quarter of 1904. The first-quarter dividend of 38 cents per share of common stock is payable on March 14, 2016, to stockholders of record at the close of business on Feb. 12, 2016. Regular quarterly dividends of $1.125 per share on the $4.50 series preferred stock and $0.875 cents per share on the $3.50 series preferred stock also were declared, both payable on April 25, 2016, to stockholders of record as of April 8, 2016.

On Dec. 11, 2015, DuPont and The Dow Chemical Company announced that their boards of directors unanimously approved a definitive agreement under which the companies will combine in an all-stock merger of equals. The combined company will be named DowDuPont. The merger is expected to close in the second half of 2016, subject to customary closing conditions, including regulatory approvals, and approval by both Dow and DuPont shareholders. The parties intend to subsequently pursue a separation of DowDuPont into three independent, publicly traded companies through tax-free spin-offs. These separations would occur as soon as feasible, subject to regulatory and board approval.

“We are making progress on key initiatives, including further improving our cost structure and restructuring our organization to enhance our competitiveness,” said Ed Breen, Chair and CEO of DuPont. “In this pivotal year for DuPont we have three priorities: deliver operating earnings growth while positioning our businesses to compete successfully over the long term; continue to improve our capital allocation and working capital performance; and complete the proposed merger of equals with Dow.  Our merger process is on track. We are meeting key milestones and have begun our planning to create three strong, highly focused, independent businesses in agriculture, material science and specialty products.”

Global Consolidated Net Sales - 4th Quarter and Full Year

	Three Months Ended
	December 31, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$1,884	(4)	(2)	—	(1)	(1)
EMEA*	1,193	(16)	(1)	(12)	(2)	(1)
Asia Pacific	1,417	(5)	(3)	(4)	—	2
Latin America	805	(18)	5	(23)	—	—

Total Consolidated Net Sales	$5,299	(9)	—	(8)	(1)	—

	Twelve Months Ended
	December 31, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
U.S. & Canada	$10,755	(6)	(2)	(1)	(2)	(1)
EMEA*	6,043	(17)	2	(15)	(2)	(2)
Asia Pacific	5,617	(9)	(2)	(3)	(2)	(2)
Latin America	2,715	(23)	2	(15)	(9)	(1)

Total Consolidated Net Sales	$25,130	(12)	—	(7)	(3)	(2)

* Europe, Middle East & Africa

Segment Net Sales - 4th Quarter and Full Year

	Three Months Ended
	December 31, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$1,550	(11)	6	(16)	—	(1)
Electronics & Communications	493	(14)	(4)	(2)	(8)	—
Industrial Biosciences	301	(6)	(1)	(5)	—	—
Nutrition & Health	807	(4)	—	(8)	4	—
Performance Materials	1,284	(11)	(6)	(5)	(1)	1
Safety & Protection	864	(8)	(1)	(3)	(4)	—
Other	—
Consolidated Net Sales	5,299	(9)	—	(8)	(1)	—

	Twelve Months Ended
	December 31, 2015		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price and Product Mix	Currency	Volume	Portfolio/Other
Agriculture	$9,798	(13)	3	(9)	(6)	(1)
Electronics & Communications	2,070	(13)	(4)	(2)	(7)	—
Industrial Biosciences	1,171	(6)	(3)	(6)	3	—
Nutrition & Health	3,256	(8)	—	(9)	2	(1)
Performance Materials	5,305	(12)	(4)	(6)	1	(3)
Safety & Protection	3,527	(9)	—	(4)	(1)	(4)
Other	3
Consolidated Net Sales	25,130	(12)	—	(7)	(3)	(2)

Operating Earnings - 4th Quarter and Full Year

			Change vs. 2014
(Dollars in millions)	4Q15	4Q14	$	%
Agriculture	$(54)	$134	$(188)	-140%
Electronics & Communications	87	92	(5)	-5%
Industrial Biosciences	55	44	11	25%
Nutrition & Health	85	79	6	8%
Performance Materials	281	326	(45)	-14%
Safety & Protection	182	205	(23)	-11%
Other	(83)	(92)	9	10%
Total segment operating earnings (1)	553	788	(235)	-30%

Exchange gains (losses) (2)	(24)	152	(176)	nm
Corporate expenses (1)	(160)	(134)	(26)	19%
Interest expense	(82)	(87)	5	-6%
Operating earnings before income taxes	287	719	(432)	-60%

Provision for income taxes on operating earnings	(51)	(200)	149
Less: Net (loss) attributable to noncontrolling interests	(3)	—	(3)
Operating earnings	$239	$519	$(280)	-54%

Operating earnings per share	$0.27	$0.57	$(0.30)	-53%

			Change vs. 2014
(Dollars in millions)	YTD 2015	YTD 2014	$	%
Agriculture	$1,646	$2,352	$(706)	-30%
Electronics & Communications	359	336	23	7%
Industrial Biosciences	203	192	11	6%
Nutrition & Health	373	369	4	1%
Performance Materials	1,216	1,267	(51)	-4%
Safety & Protection	704	772	(68)	-9%
Other	(258)	(256)	(2)	-1%
Total segment operating earnings (1)	4,243	5,032	(789)	-16%

Exchange gains (losses) (1), (2)	93	254	(161)	nm
Corporate expenses (1)	(573)	(677)	104	-15%
Interest expense (1)	(322)	(377)	55	-15%
Operating earnings before income taxes	3,441	4,232	(791)	-19%

Provision for income taxes on operating earnings	(932)	(1,112)	180
Less: Net income attributable to noncontrolling interests	6	10	(4)
Operating earnings	$2,503	$3,110	$(607)	-20%

Operating earnings per share	$2.77	$3.36	$(0.59)	-18%

(1) See Schedules B and C for listing of significant items and their impact by segment.
(2) See Schedule D for additional information on exchange gains and losses.
The following is a summary of business results for each of the company’s reportable segments comparing fourth quarter with the prior year, unless otherwise noted.

Agriculture - An operating loss of $54 million resulted in $188 million lower operating earnings as increases in local price and cost reductions and continued productivity improvements were more than offset by a $139 million negative currency impact and about a $30 million negative impact from the continued shutdown of the LaPorte manufacturing facility. Prior year results benefitted from a timing impact from performance-based compensation adjustments and $36 million in gains from portfolio actions. Excluding the impact of currency, the segment would have reported operating earnings of $85 million.
Electronics & Communications - Operating earnings of $87 million decreased $5 million, or 5 percent, as cost reductions and continued productivity improvements were more than offset by competitive pressures impacting Solamet® paste. Excluding the impact of currency, operating earnings would have decreased by about 10 percent.
Industrial Biosciences - Operating earnings of $55 million increased $11 million, or 25 percent, as benefits from cost reductions and continued productivity improvements were partially offset by a $2 million negative impact from currency and slightly lower pricing. Operating margins improved 450 basis points. Excluding the impact of currency, operating earnings would have increased 30 percent.
Nutrition & Health - Operating earnings of $85 million increased $6 million, or 8 percent, as cost reductions, continued productivity improvements and broad-based volume growth led by probiotics, cultures, and ingredient systems, more than offset the absence of an $18 million gain on termination of a distribution agreement in the prior year and a $12 million negative currency impact. Excluding the impact of currency, operating earnings would have increased by about 23 percent.

Performance Materials - Operating earnings of $281 million decreased $45 million, or 14 percent. Cost reductions, continued productivity improvements and increased demand for Performance Polymers in global automotive markets, were more than offset by lower ethylene price and volume and $19 million of negative currency impact. Operating earnings included a $33 million benefit from the sale of a business and tax benefits associated with a manufacturing site. Excluding the impact of currency, operating earnings would have decreased by about 8 percent.
Safety & Protection - Operating earnings of $182 million decreased $23 million, or 11 percent. Cost reductions and productivity improvements were more than offset by lower demand and a $2 million negative currency impact. Volume declines in Nomex® thermal-resistant fiber, Kevlar® high-strength material and Sustainable Solutions offerings were driven by weakness in the oil and gas industry and in military spending. Excluding the impact of currency, operating earnings would have decreased by about 10 percent.

2016 Outlook
Current difficult global economic conditions in agriculture and slower growth in emerging markets are expected to continue, challenging the company’s sales growth in 2016. The company expects 2016 operating earnings of $2.95 to $3.10 per share, including an expected benefit of $0.64 per share from the 2016 global cost savings and restructuring plan. The increase in the expected benefit results from identification of additional savings that will be delivered from the existing plans, including previously announced employee reduction estimates. The benefit from the 2016 global cost savings and restructuring plan will be weighted toward the second half of 2016 as specific actions continue to be implemented in the first and second quarters. 2016 operating earnings also includes approximately $0.30 per share of estimated negative currency impact due to the continued strengthening of the U.S. dollar, pressuring both the top and bottom line. A higher base tax rate, reflecting the expected geographic mix of earnings, is expected to negatively impact operating earnings by $0.05 - $0.10 per share. The currency impact is expected to be most significant in the first half of the year due to a further strengthening of the U.S dollar. Given the seasonality of the company’s operating earnings from Agriculture in the northern hemisphere, the company anticipates approximately two-thirds of the expected currency impact to occur in the first half of 2016. Excluding the impact of currency, the guidance for full-year operating earnings per share, including expected benefits from cost savings and share repurchases, represents a 17-23 percent increase year over year.

DuPont will hold a conference call and webcast on Tuesday, Jan. 26, 2016, at 8:00 AM EDT to discuss this news release.  The webcast and additional presentation materials can be accessed by visiting the company’s investor website (Events & Presentations) at www.investors.dupont.com.  A replay of the conference call webcast will be available for 90 days by calling 1-630-652-3042, Passcode 9594983#.  For additional information see the investor center at http://www.dupont.com.

Use of Non-GAAP Measures
Management believes that certain non-GAAP measurements are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D.

About DuPont
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

Forward-Looking Statements: This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, and timing of, as well as expected benefits, including synergies, from proposed merger with The Dow Chemical Company and intended post-merger separations, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology and, in general, for  products for the agriculture industry; outcome of significant litigation and environmental matters, including realization of associated indemnification assets, if any; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could affect demand as well as availability of products for the agriculture industry; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses; and risks related to the agreement entered on December 11, 2015,  with The Dow Chemical Company pursuant to which the companies  have agreed to effect an all-stock merger of equals, including the completion of the proposed transaction on anticipated terms and timing, the ability to fully and timely realize the expected benefits of the proposed transaction and risks related to the intended business separations contemplated to occur after the completion of the proposed transaction.  The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

# # #
1/26/16

E.I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts)

SCHEDULE A
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net sales	$5,299	$5,849	$25,130	$28,406
Cost of goods sold	3,409	3,673	15,112	17,023
Other operating charges (1)	46	36	459	645
Selling, general and administrative expenses (1)	1,075	1,058	4,615	4,891
Research and development expense	483	467	1,898	1,958
Other income, net (1)	(145)	(528)	(697)	(1,277)
Interest expense (1)	82	87	342	377
Employee separation / asset related charges, net (1)	770	232	810	476

(Loss) Income from continuing operations before income taxes	(421)	824	2,591	4,313
(Benefit from) Provision for income taxes on continuing operations (1)	(190)	247	696	1,168
(Loss) Income from continuing operations after income taxes	(231)	577	1,895	3,145
(Loss) Income from discontinued operations after income taxes	(25)	106	64	491

Net (loss) income	(256)	683	1,959	3,636

Less: Net (loss) income attributable to noncontrolling interests	(3)	—	6	11

Net (loss) income attributable to DuPont	$(253)	$683	$1,953	$3,625

Basic (loss) earnings per share of common stock:
Basic (loss) earnings per share of common stock from continuing operations	$(0.26)	$0.63	$2.10	$3.42
Basic (loss) earnings per share of common stock from discontinued operations	(0.03)	0.12	0.07	0.54
Basic (loss) earnings per share of common stock	$(0.29)	$0.75	$2.17	$3.95

Diluted (loss) earnings per share of common stock:
Diluted (loss) earnings per share of common stock from continuing operations	$(0.26)	$0.63	$2.09	$3.39
Diluted (loss) earnings per share of common stock from discontinued operations	(0.03)	0.12	0.07	0.53
Diluted (loss) earnings per share of common stock (2)	$(0.29)	$0.74	$2.16	$3.92

Dividends per share of common stock	$0.38	$0.47	$1.72	$1.84

Average number of shares outstanding used in earnings (loss) per share (EPS) calculation:
Basic	876,500,000	906,339,000	893,992,000	914,752,000
Diluted	881,727,000	913,650,000	899,527,000	921,873,000

Reconciliation of Non-GAAP Measures
Summary of Earnings Comparison
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015	2014	% Change	2015	2014	% Change
(Loss) Income from continuing operations after income taxes (GAAP)	$(231)	$577	(140)%	$1,895	$3,145	(40)%
Less: Significant items (charge) benefit included in income from continuing operations after income taxes (per Schedule B)	(411)	79		(348)	112
Non-operating pension/OPEB costs included in income from continuing operations after income taxes (3)	(56)	(21)		(266)	(87)
Net (loss) income attributable to noncontrolling interest from continuing operations	(3)	—		6	10
Operating earnings (Non-GAAP)	$239	$519	(54)%	$2,503	$3,110	(20)%

(Loss) Earnings per share from continuing operations (GAAP)	$(0.26)	$0.63	(141)%	$2.09	$3.39	(38)%
Less: Significant items (charge) benefit included in EPS (per Schedule B)	(0.47)	0.09		(0.39)	0.12
Non-operating pension/OPEB costs included in EPS (3)	(0.06)	(0.03)		(0.29)	(0.09)
Operating EPS (Non-GAAP)	$0.27	$0.57	(53)%	$2.77	$3.36	(18)%

E.I. du Pont de Nemours and Company
Condensed Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

SCHEDULE A (continued)
	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$5,300	$6,910
Marketable securities	906	124
Accounts and notes receivable, net	4,643	5,238
Inventories	6,140	6,787
Prepaid expenses	248	264
Deferred income taxes	518	532
Assets of discontinued operations	—	6,227
Total current assets	17,755	26,082
Property, plant and equipment, net of accumulated depreciation (December 31, 2015 - $14,346; December 31, 2014 - $13,765)	9,784	10,008
Goodwill	4,248	4,332
Other intangible assets	4,144	4,569
Investment in affiliates	688	762
Deferred income taxes	3,431	3,734
Other assets	1,116	1,003
Total	$41,166	$50,490

Liabilities and Equity
Current liabilities
Accounts payable	$3,398	$3,786
Short-term borrowings and capital lease obligations	1,165	1,422
Income taxes	210	534
Other accrued liabilities	5,580	5,596
Liabilities of discontinued operations	—	2,467
Total current liabilities	10,353	13,805
Long-term borrowings and capital lease obligations	7,642	9,233
Other liabilities	12,591	13,615
Deferred income taxes	380	459
Total liabilities	30,966	37,112

Commitments and contingent liabilities

Stockholders' equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at December 31, 2015 - 958,388,000; December 31, 2014 - 992,020,000	288	298
Additional paid-in capital	11,081	11,174
Reinvested earnings	14,510	16,894
Accumulated other comprehensive loss	(9,396)	(8,556)
Common stock held in treasury, at cost (87,041,000 shares at December 31, 2015 and December 31, 2014)	(6,727)	(6,727)
Total DuPont stockholders' equity	9,993	13,320
Noncontrolling interests	207	58
Total equity	10,200	13,378
Total	$41,166	$50,490

E.I. du Pont de Nemours and Company
Condensed Consolidated Statement of Cash Flows
(Dollars in millions)

SCHEDULE A (continued)
	Twelve Months Ended December 31,
	2015	2014
Total Company
Net income	$1,959	$3,636
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	1,104	1,254
Amortization of intangible assets	362	363
Net periodic pension benefit cost	591	406
Contributions to pension plans	(308)	(311)
Gain on sale of businesses	(59)	(726)
Other operating activities - net	253	366
Change in operating assets and liabilities - net	(1,586)	(1,276)
Cash provided by operating activities	2,316	3,712

Investing activities
Purchases of property, plant and equipment	(1,629)	(2,020)
Investments in affiliates	(76)	(42)
Payments for businesses - net of cash acquired	(152)	—
Proceeds from sales of businesses - net	139	1,058
Proceeds from sales of assets - net	17	34
Net (increase) decrease in short-term financial instruments	(776)	14
Foreign currency exchange contract settlements	615	430
Other investing activities - net	34	189
Cash used for investing activities	(1,828)	(337)

Financing activities
Dividends paid to stockholders	(1,546)	(1,696)
Net increase (decrease) in borrowings	2,141	(1,701)
Prepayments / repurchase of common stock	(2,353)	(2,000)
Proceeds from exercise of stock options	274	327
Payment for noncontrolling interests	(1)	—
Cash transferred to Chemours at spin-off	(250)	—
Other financing activities - net	(88)	(4)
Cash used for financing activities	(1,823)	(5,074)

Effect of exchange rate changes on cash	(275)	(332)

Decrease in cash and cash equivalents	(1,610)	(2,031)

Cash and cash equivalents at beginning of period	6,910	8,941

Cash and cash equivalents at end of period	$5,300	$6,910

Reconciliation of Non-GAAP Measure
Calculation of Free Cash Flow
	Twelve Months Ended December 31,
	2015	2014
Cash provided by operating activities	$2,316	$3,712
Purchases of property, plant and equipment	(1,629)	(2,020)
Free cash flow	$687	$1,692

(1) See Schedule B for detail of significant items.
(2) The sum of the individual earnings per share amounts from continuing operations and discontinued operations may not equal the total company earnings per share amounts due to rounding.
(3) Year to date December 31, 2015 includes a $23 after-tax exchange loss on foreign pension balances.

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B
SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2015	2014	2015	2014	2015	2014
1st Quarter
Separation transaction costs (1)	$(12)	$(3)	$(11)	$(2)	$(0.01)	$—
Customer claims recovery (4)	35	—	22	—	0.02	—
Asset impairment charge (5)	(37)	—	(30)	—	(0.03)	—
Ukraine devaluation (6)	(40)	—	(38)	—	(0.04)	—
1st Quarter - Total	$(54)	$(3)	$(57)	$(2)	$(0.06)	$—

2nd Quarter
Separation transaction costs (1)	$(25)	$(4)	$(38)	$(4)	$(0.04)	$(0.01)
Restructuring charges, net (2)	(2)	(244)	(2)	(168)	—	(0.18)
Litigation settlement (3)	112	—	72	—	0.08	—
Venezuela devaluation(7)	—	(58)	—	(57)	—	(0.06)
Gain on sale of business (8)	—	391	—	273	—	0.30
2nd Quarter - Total	$85	$85	$32	$44	$0.04	$0.05

3rd Quarter
Separation transaction costs (1)	$(9)	$(10)	$(6)	$(9)	$(0.01)	$(0.01)
Customer claims recovery (4)	147	—	94	—	0.11	—
3rd Quarter - Total	$138	$(10)	$88	$(9)	$0.10	$(0.01)

4th Quarter
Merger related costs(9)	$(10)	—	$(7)	—	$(0.01)	—
Separation transaction costs (1)	$—	$(16)	$—	$(10)	$—	$(0.01)
Restructuring charges, net (2)	$(775)	(297)	$(508)	(199)	$(0.58)	(0.21)
Litigation settlement (3)	$33	—	$21	—	$0.02	—
Customer claims adjustment/recovery (4)	$130	210	$83	134	$0.10	0.14
Gain on sale of business (8)	$—	240	$—	154	$—	0.17
4th Quarter - Total	$(622)	$137	$(411)	$79	$(0.47)	$0.09

Year-to-date Total(10)	$(453)	$209	$(348)	$112	$(0.39)	$0.12

E.I. du Pont de Nemours and Company
Schedule of Significant Items from Continuing Operations
(Dollars in millions, except per share amounts)

SCHEDULE B (continued)

(1)
Third quarter and first quarter 2015 included charges of $(9) and $(12), respectively, recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment. Second quarter 2015 included charges of $(25) associated with transaction costs related to the separation of the Performance Chemicals segment consisting of $(5) recorded in other operating charges and $(20) recorded in interest expense. Second quarter 2015 also includes a tax charge of $(17) due to a state tax rate change associated with the separation.

Fourth, third, second and first quarter 2014 included charges of $(16), $(10), $(4) and $(3), respectively, recorded in other operating charges associated with transaction costs related to the separation of the Performance Chemicals segment.

(2)
Fourth quarter 2015 included a $(798) restructuring charge consisting of $(793) recorded in employee separation/asset related charges, net and $(5) recorded in other income, net associated with structural actions across all businesses and staff functions globally to operate more efficiently by further consolidating businesses and aligning staff functions more closely with them. The charge included $(656) of severance and related benefit costs, $(109) of asset related charges, and $(33) of contract termination costs. Pre-tax charges by segment are: Agriculture - $(161), Electronics & Communications - $(93), Industrial Biosciences - $(51), Nutrition & Health - $(47), Performance Materials - $(61), Safety & Protection - $(53), Other - $(2), and Corporate expenses - $(330).

Fourth and Second quarter 2015 included a $23 and $(2) restructuring benefit (charge) recorded in employee separation/asset related charges, net, respectively, associated with the 2014 restructuring program. These adjustments were primarily due to the identification of additional projects in certain segments, offset by lower than estimated individual severance costs and workforce reductions achieved through non-severance programs. The net reduction impacted segment earnings as follows: Agriculture - $(3), Electronics & Communications - $15, Industrial Biosciences - $(1), Nutrition & Health - $(3), Performance Materials - $(1), Safety & Protection $4, Other - $(1), and Corporate expenses - $11.

As a result of the company's plan to reduce residual costs associated with the separation of the Performance Chemicals segment and to improve productivity across all businesses and functions, fourth quarter and second quarter 2014 included $(297) and $(244) restructuring charges, respectively. The charges include $(301) of severance and related benefit costs, $(17) of other non-personnel charges, and $(223) of asset related charges, including $(65) of charges associated with the restructuring actions of a joint venture. The fourth quarter charge consisted of $(232) recorded in employee separation/asset related charges, net, and $(65) recorded in other income, net. The second quarter charge was recored to employee separation/asset related charges, net. Fourth quarter 2014 pre-tax charges by segment were: Agriculture - $(87), Electronics & Communications - $(16), Industrial Biosciences - $(11), Nutrition & Health - $(7), Performance Materials - $(70), Safety & Protection - $(21), Other - $(8), and Corporate expenses - $(77). Second quarter pre-tax charges by segment are: Agriculture - $(47), Electronics & Communications - $(68), Industrial Biosciences - $(2), Nutrition & Health - $(8), Performance Materials - $(29), Safety & Protection - $(31), Other - $(2), and Corporate expenses - $(57).

(3)
Fourth quarter and second quarter 2015 included gains of $33 and $112, respectively, net of legal expenses, recorded in other income, net related to the company's settlement of a legal claim. This matter relates to the Safety & Protection segment.

(4)
Fourth quarter 2015 included a benefit of $130 in other operating charges for reduction in accrual for customer claims related to the use of the Agriculture segment’s Imprelis® herbicide. At December 31, 2015, the company had an accrual balance of $41 which represents the company’s best estimate associated with resolving the remaining claims for this matter.
The company recorded net insurance recoveries of $147 and $35 in other operating charges in the third and first quarter 2015, respectively, and $210 in the fourth quarter of 2014 for recovery of costs for customer claims related to the use of the Imprelis® herbicide.

(5)
During first quarter of 2015, a $(37) pre-tax impairment charge was recorded in employee separation / asset related charges, net for a cost basis investment within the Other segment. The assessment resulted from the venture's revised operating plan reflecting underperformance of its European wheat based ethanol facility and deteriorating European ethanol market conditions. One of the primary investors has communicated they would not fund the revised operating plan of the investee. As a result, the carrying value of our 6% equity investment in this venture exceeds its fair value.

(6)
First quarter 2015 included a charge of $(40) in other income, net associated with remeasuring the company’s Ukrainian hryvnia net monetary assets. Ukraine’s central bank adopted a decision to no longer set the indicative hryvnia exchange rate. The hryvnia became a free-floating exchange rate and lost approximately a third of its value through the quarter.

(7)
Second quarter 2014 included a charge of $(58) recorded in other income, net associated with remeasuring the company's Venezuelan net monetary assets from the official exchange rate to the SICAD II exchange system.

(8)
Fourth quarter 2014 included a gain of $240 recorded in other income, net associated with the sale of copper fungicides and land management businesses, both within the Agriculture segment. Second quarter 2014 included a gain of $391 recorded in other income, net associated with the sale of Glass Laminating Solutions/Vinyls in the Performance Materials segment.

(9)
Fourth quarter 2015 included charges of $(10) recorded in selling, general and administrative expenses related to transaction costs associated with the planned merger with the Dow Chemical Company announced on December 11, 2015.

(10)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to the changes in average share calculations.

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C
	Three Months Ended December 31,		Twelve Months Ended December 31,
SEGMENT NET SALES	2015	2014	2015	2014
Agriculture	$1,550	$1,732	$9,798	$11,296
Electronics & Communications	493	571	2,070	2,381
Industrial Biosciences	301	319	1,171	1,244
Nutrition & Health	807	843	3,256	3,529
Performance Materials	1,284	1,441	5,305	6,059
Safety & Protection	864	942	3,527	3,892
Other	—	1	3	5
Consolidated net sales	$5,299	$5,849	$25,130	$28,406

	Three Months Ended December 31,		Twelve Months Ended December 31,
SEGMENT OPERATING EARNINGS	2015	2014	2015	2014
Agriculture	$(54)	$134	$1,646	$2,352
Electronics & Communications	87	92	359	336
Industrial Biosciences	55	44	203	192
Nutrition & Health	85	79	373	369
Performance Materials	281	326	1,216	1,267
Safety & Protection	182	205	704	772
Other	(83)	(92)	(258)	(256)
Total segment operating earnings	553	788	4,243	5,032
Corporate expenses	(160)	(134)	(573)	(677)
Interest expense	(82)	(87)	(322)	(377)
Operating earnings before income taxes and exchange gains (losses)	311	567	3,348	3,978
Net exchange gains (losses) (1)	(24)	152	93	254
Operating earnings before income taxes (Non-GAAP)	$287	$719	$3,441	$4,232
Non-operating pension/OPEB costs	(86)	(32)	(397)	(128)
Total significant items before income taxes	(622)	137	(453)	209
(Loss) Income from continuing operations before income taxes	$(421)	$824	$2,591	$4,313

	Three Months Ended December 31,		Twelve Months Ended December 31,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (2)	2015	2014	2015	2014
Agriculture	$(30)	$363	$148	$316
Electronics & Communications	(89)	(16)	(78)	(84)
Industrial Biosciences	(51)	(11)	(52)	(13)
Nutrition & Health	(46)	(7)	(50)	(15)
Performance Materials	(60)	(70)	(62)	292
Safety & Protection	(17)	(21)	96	(52)
Other	—	(8)	(40)	(10)
Total significant items by segment	(293)	230	(38)	434
Corporate expenses	(329)	(93)	(355)	(167)
Interest expense	—	—	(20)	—
Net exchange gains (losses)	—	—	(40)	(58)
Total significant items before income taxes	$(622)	$137	$(453)	$209

E.I. du Pont de Nemours and Company
Consolidated Segment Information
(Dollars in millions)

SCHEDULE C (continued)
Reconciliation of Segment Operating Earnings excluding the impact of currency (Non-GAAP)
Segment operating earnings excluding the impact of currency assumes current operating earnings results using foreign currency exchange rates in effect for the comparable prior-year period.

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2015
	Segment Operating Earnings	Segment Operating Earnings	Impact of Currency	Segment Operating Earnings Excluding Currency	% Change
Agriculture	$134	$(54)	$(139)	$85	(37)%
Electronics & Communications	92	87	4	83	(10)
Industrial Biosciences	44	55	(2)	57	30
Nutrition & Health	79	85	(12)	97	23
Performance Materials	326	281	(19)	300	(8)
Safety & Protection	205	182	(2)	184	(10)
Other	(92)	(83)	—	(83)	10
Total segment operating earnings	$788	$553	$(170)	$723	(8)%

(1)  See Schedule D for additional information on exchange gains and losses.  Year to date December 31, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes the impact of a $23 exchange loss on non-operating pension.

(2) See Schedule B for detail of significant items.

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D
Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
(Loss) Income from continuing operations before income taxes	$(421)	$824	$2,591	$4,313
Add: Significant items charge (benefit) before income taxes	622	(137)	453	(209)
Add: Non-operating pension/OPEB costs (1)	86	32	397	128
Operating earnings before income taxes	$287	$719	$3,441	$4,232
Less: Net (loss) income attributable to noncontrolling interests from continuing operations	(3)	—	6	10
Add: Interest expense	82	87	322	377
Adjusted EBIT from operating earnings	372	806	3,757	4,599
Add: Depreciation and amortization	303	316	1,338	1,366
Adjusted EBITDA from operating earnings	$675	$1,122	$5,095	$5,965

Reconciliation of Operating Earnings Per Share (EPS) Outlook
The reconciliation below represents the company's outlook on an operating earnings basis, defined as income from continuing operations excluding significant items and non-operating pension/OPEB costs. The 2016 Operating EPS excludes merger related costs.

			Year Ended December 31,
			2016 Outlook	2015 Actual
Operating EPS (Non-GAAP)			$ 2.95 - 3.10	$2.77

Significant items
Separation transaction costs			—	(0.06)
Merger related costs			—	(0.01)
Gain on sale of business			—	—
Restructuring charge, net			—	(0.58)
Venezuela devaluation			—	—
Customer claims recovery			—	0.23
Litigation settlement			—	0.10
Asset impairment charge			—	(0.03)
Ukraine devaluation			—	(0.04)

Non-operating pension/OPEB costs - estimate(2)			(0.15)	(0.29)

EPS from continuing operations (GAAP)			$ 2.80 - 2.95	$2.09

E.I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses on Operating Earnings (3)
The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in other income, net and the related tax impact is recorded in provision for (benefit from) income taxes on the Consolidated Income Statements.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Subsidiary Monetary Position Gain (Loss)
Pre-tax exchange losses	$(23)	$(168)	$(320)	$(353)
Local tax expenses	(44)	(75)	(70)	(208)
Net after-tax impact from subsidiary exchange losses	$(67)	$(243)	$(390)	$(561)

Hedging Program Gain (Loss)
Pre-tax exchange (losses) gains	$(1)	$320	$413	$607
Tax expenses	—	(112)	(150)	(212)
Net after-tax impact from hedging program exchange (losses) gains	$(1)	$208	$263	$395

Total Exchange Gain (Loss)
Pre-tax exchange (losses) gains (4)	$(24)	$152	$93	$254
Tax expenses	(44)	(187)	(220)	(420)
Net after-tax exchange losses	$(68)	$(35)	$(127)	$(166)

As shown above, the "Total Exchange Gain (Loss)" is the sum of the "Subsidiary Monetary Position Gain (Loss)" and the "Hedging Program Gain (Loss)."

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate
Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
(Loss) Income from continuing operations before income taxes	$(421)	$824	$2,591	$4,313
Add: Significant items - charge (benefit) (3)	622	(137)	453	(209)
Non-operating pension/OPEB costs (1)	86	32	397	128
Less: Net exchange (losses) gains (4)	(24)	152	93	254
Income from continuing operations before income taxes, significant items, exchange gains (losses), and non-operating pension/OPEB costs	$311	$567	$3,348	$3,978

(Benefit) Provision for income taxes on continuing operations	$(190)	$247	$696	$1,168
Add: Tax benefits (expenses) on significant items	211	(58)	105	(97)
Tax benefits on non-operating pension/OPEB costs	30	11	131	41
Tax expenses on exchange gains/losses	(44)	(187)	(220)	(420)
Provision for income taxes on continuing earnings, excluding exchange gains (losses)	$7	$13	$712	$692

Effective income tax rate	45.1%	30.0%	26.9%	27.1%
Significant items effect and non-operating pension/OPEB costs effect	(27.3)%	(2.2)%	0.2%	(0.8)%
Tax rate, from continuing operations before significant items and non-operating pension/OPEB costs	17.8%	27.8%	27.1%	26.3%
Exchange gains (losses) effect	(15.5)%	(25.5)%	(5.8)%	(8.9)%
Base income tax rate from continuing operations	2.3%	2.3%	21.3%	17.4%

(1) Year to date December 31, 2015, non-operating pension/OPEB costs includes a $23 exchange loss on foreign pension balances.
(2)  The 2016 estimate for non-operating pension/OPEB costs does not include expected settlement losses and curtailment gains as a result of actions associated with the 2016 global cost savings and restructuring plan.

(3) See Schedule B for detail of significant items.
(4) Year to date December 31, 2015 exchange gains, on an operating earnings basis (Non-GAAP), excludes a $23 exchange loss on non-operating pension.